BlackRock Global Dynamic Equity Fund

FILE #811-21759

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
11/08/06	KBW	6,800,000	300

Keefe, Bruyette & Woods, Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Banc of America Securities LLC; Fox-Pitt, Kelton Incorporated; JMP Securities LLC; Thomas Weisel Partners LLC; BNY Capital Markets, Inc.; FTN Midwest Securities Corp.; Morgan Keegan & Company, Inc.

3/16/07	GAFISA	39,676,600	4,400 shares	Merrill Lynch, Pierce, Fenner & Smith Incorporated; Itau Securities Inc; Citigroup Global Markets Inc; HSBC Securities (USA) Inc.; UBS Securities LLC